                                                                   EXHIBIT 10.13


                     REVOLVING CREDIT AND SECURITY AGREEMENT

                            DATED AS OF JULY 8, 1999

                                 BY AND BETWEEN

                               AVANEX CORPORATION

                                       AND

                            COMERICA BANK-CALIFORNIA

                     REVOLVING CREDIT AND SECURITY AGREEMENT

        THIS REVOLVING CREDIT AND SECURITY AGREEMENT ("Agreement") is made and delivered this 8th day of July, 1999, by and between Avanex Corporation, a California corporation ("Borrower"), and COMERICA BANK-CALIFORNIA, a California banking corporation ("Bank").

                                   WITNESSETH

        WHEREAS, Borrower desires to obtain certain credit facilities from the Bank, as herein provided; and,

        WHEREAS, Bank is willing to provide such credit facilities to and in favor of Borrower, subject to the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Borrower and Bank agree as follows:

SECTION 1: DEFINITIONS

        1.1 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

        "ACCOUNTS," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "FIXTURES," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS" and "INVENTORY" shall have the respective meanings assigned to them in the UCC on the date of this Agreement.

        "ACCOUNT DEBTOR" shall mean the party who is obligated on or under any Account.

        "ADVANCE(S)" shall mean a borrowing requested by Borrower and made by Bank under the Revolving Credit pursuant to Section 2.1 of this Agreement.

        "AFFILIATE" shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "AFFILIATE RECEIVABLES" shall mean, as of any time of determination, any amounts in respect of loans or advances owing to Borrower from any of its Subsidiaries or Affiliates at such time.

        "AGREEMENT" shall mean this Revolving Credit and Security Agreement, as it may be amended from time to time.

        "BANK EXPENSES" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, provided that such costs and expenses incurred in connection with the preparation and negotiation of the Loan Documents shall not exceed $4,000.00; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal or review, or those incurred in any Insolvency Proceeding), whether or not suit is brought.

        "BANKRUPTCY CODE" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

        "BASE RATE" shall mean that annual rate of interest designated by Bank as its base rate, which rate may not be the lowest rate of interest charged by Bank to any of its customers, and which rate is changed by Bank from time to time, plus three quarters of a percent (0.75%).

        "BORROWING BASE" shall mean the sum of: (a) seventy-five percent (75%) of Borrower's Eligible Accounts after deducting therefrom all payments, adjustments and credits applicable thereto, increasing to eighty percent (80%) of Borrower's Eligible Accounts after deducting therefrom all payments, adjustments and credits applicable thereto upon Borrower raising a minimum of $5,000,000.00 in new equity; and, (b) $300,000.00 thru July 31, 2000; and, (c)
$750,000.00 which will decrease by $62,500.00 per month beginning August 31, 1999.

        "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or holiday, on which the Bank is open to carry on all or substantially all of its normal commercial lending business in California.

        "COLLATERAL" shall mean the property described on Exhibit A attached hereto.

        "COLLATERAL DOCUMENTS" shall mean all security agreements, assignments, stock pledge agreements, mortgages, deeds of trust, guarantees and other collateral documents executed by Borrower, or any other Person(s), and delivered to Bank prior to or as of the date hereof, or from time to time subsequent hereto, in connection with this Agreement, or any of the Loan Documents, or the Indebtedness, to secure the payment and performance of the Indebtedness, as such collateral documents may be amended from time to time, including, without limitation, those Collateral Documents identified in this Agreement.

        "CONTINGENT OBLIGATIONS" shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices.

        "CURRENT ASSETS" shall mean, in respect of a Person and as of any applicable date of determination, all (a) unrestricted cash, marketable securities, or certificates of deposit, (b) non-affiliated accounts receivable,
(c) United States government securities, (d) claims against the United States government, and (e) inventories (held for sale in the ordinary course of business) of such Person.

        "CURRENT LIABILITIES" shall mean, in respect of a Person and as of any applicable date of determination, (a) all liabilities of such Person that should be classified as current in accordance with GAAP, including, without limitation, any portion of the principal of the Notes classified as current at such time, plus (b) to the extent not otherwise included, all liabilities of the Borrower to any of its Affiliates whether or not classified as current in accordance with GAAP.

        "CURRENT RATIO" shall mean, in respect of a Person and as of any applicable date of determination thereof, the ratio of Current Assets to Current Liabilities.

        "DEBT" shall mean, as of any applicable date of determination thereof, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

        "DEBT-TO-WORTH RATIO" shall mean, in respect of a Person and as of any applicable date of determination thereof, the ratio of (a) the total Debt of such Person at such time, to (b) the Tangible Net Worth of such Person at such time.

        "DEFAULT" shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

        "ELIGIBLE ACCOUNT" shall mean an Account (but shall not include interest and service charges thereon) arising in the ordinary course of Borrower's which meets each of the following requirements:

                (a) It is not owing more than thirty (30) days after the date of the original invoice or other writing evidencing such Account;

                (b) It is not owing by an Account Debtor who has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to Borrower within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

                (c) It arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

                (d) It is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

                (e) It is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, unless such note or other document or instrument previously has been endorsed and delivered by Borrower (or the relevant Subsidiary) to Bank;

                (f) It is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

                (g) It is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

                (h) It is not owing by a Subsidiary or Affiliate of Borrower, nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

                (i) It is not an account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such Account;

                (j) It is not owing by an Account Debtor for which Borrower or any of its Subsidiaries has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

                (k) It is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company;

                (l) It is not owing by any Account Debtor whose obligations Bank, acting in its sole discretion, shall have notified Borrower are not deemed to constitute Eligible Accounts:

                (m) That portion of Accounts owed by any single account debtor, including Subsidiaries and Affiliates, that do not exceed twenty percent (20%) of all Eligible Accounts; except (l) as approved by Bank in writing including an 80% advance rate to Fujitsu, MCI, Nortel and Lucent until December 31, 1999 at which time the advance rate will reduce to no more than 40% of eligible accounts receivable; and,

                (n) Accounts the collection of which Bank reasonably determines, after consultation with Borrower, to be doubtful.

        An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

        "EQUIPMENT" shall mean all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

        "ENVIRONMENTAL LAW(S)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

        "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 9 of this Agreement.

        "GAAP" shall mean generally accepted accounting principles consistently applied.

        "INDEBTEDNESS" shall mean all obligations of Borrower to Bank under this Agreement, together with all other indebtedness and obligations of Borrower to Bank under any other agreement, now existing or hereafter arising.

        "INVESTMENT" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "LETTER OF CREDIT" means a letter of credit or similar undertaking issued by Bank pursuant to Section 2.5.

        "LETTER OF CREDIT RESERVE" has the meaning set forth in Section 2.5.

        "LOAN DOCUMENTS" shall mean collectively, this Agreement and any other agreement or instrument executed pursuant to or in connection with the Indebtedness, this Agreement or the other Loan Documents, as such documents may be amended from time to time.

        "LOANS" shall mean, collectively, the "Revolving Credit and Security Agreement" and any loans which Bank in its sole discretion has made or may hereafter make to Borrower, and "Loan" shall mean any of them.

        "MATERIAL ADVERSE EFFECT" means a material adverse effect upon the financial or other condition of Borrower or any of its Subsidiaries, or upon Borrower's or any of its Subsidiaries' ability to perform their respective obligations under any of the Loan Documents, or upon the enforceability of this Agreement or any of the other Loan Documents.

        "NET INCOME" shall mean the net income (or loss) of a Person for any applicable period of determination, determined in accordance with GAAP, but excluding, in any event:

                (a) Any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and,

                (b) In the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

        "PERMITTED INDEBTEDNESS" means:

                (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

                (c) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

                (d) Subordinated Debt;

                (e) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

                (f) Subject to the $3,000,000 cap in clause (g), indebtedness secured by Permitted Liens;

                (g) Capital leases or indebtedness in an aggregate amount incurred in each fiscal year not to exceed $3,000,000 incurred solely to purchase equipment which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition;

                (h) Other Indebtedness not otherwise permitted by Section 8.4 not exceeding $100,000 in the aggregate outstanding at any time; and

                (i) Extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

        "PERMITTED INVESTMENT" means:

                (a) Investments existing on the Closing Date disclosed in the Schedule;

                (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing no more than one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank; and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy and any such amendment thereto has been approved by Bank.

                (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transaction in the ordinary course of business;

                (d) Investments accepted in connection with Transfers permitted by Section 8.2;

                (e) Investments consisting of (i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

                (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

                (g) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

                (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments by Borrower in any Subsidiary;

                (i) Investments constituting acquisitions permitted under
        Section 8.6;

                (j) Deposit accounts of Borrower in which Bank has a Lien prior to any other Lien;

                (k) Deposit accounts of any subsidiaries maintained in the ordinary course of business;

                (l) Investments or Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $100,000 in the aggregate;

                (m) Other Investments not otherwise permitted by Section .8 not exceeding $100,000 in the aggregate outstanding at any time; and

                (n) Investments not to exceed $100,000 in the aggregate consisting of joint ventures and strategic partnership consisting of the development or licensing of technology or the providing of technical support.

        "PERMITTED LIENS" shall mean:

                (a) Liens, security interests, mortgages and encumbrances in favor of the Bank;

                (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

                (c) Liens, not delinquent, created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

                (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                (e) Encumbrances consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restrictions or existing or future public restrictions on the use of real property, none of which materially impairs the use of such property in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

                (f) Liens existing as of the date hereof as more particularly described in Schedule I attached to this Agreement;

                (g) Deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                (h) Liens (i) upon or in any Equipment, other than Equipment financed hereunder, acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereof, and the proceeds of such Equipment;

                (i) Liens on Equipment leased by Borrower or any Subsidiary pursuant to an operating or capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment (including Liens pursuant to leases permitted pursuant to Section 8.2 and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

                (j) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

                (k) Liens or assets (including the proceeds thereof and accessions thereto that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation or in connection with the acquisition of such asset by Borrower or a Subsidiary;

                (l) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.1(g);

                (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

                (n) Liens that are not prior to the Lien of Bank which constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit, where arising by operation of law or by contract, in connection with arrangement entered in to with banks in the ordinary course of business;

                (o) Earn-out and royalty obligations existing on the date hereof or entered into in connection with an acquisition permitted by Section
        8.2 or Section 8.6;

                (p) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and

                (q) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (f), (h), (i), (j), (k) and (o) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

        "PERSON" OR "PERSON" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

        "QUICK ASSETS" shall mean, in respect of a Person and as of any applicable date of determination, the total cash, marketable securities and accounts receivable of such Person.

        "QUICK RATIO" shall mean, in respect of a Person and as of any applicable date of determination thereof, the ratio of Quick Assets to Current Liabilities.

        "REVOLVING CREDIT" shall mean a Loan made, or to be made, under the revolving credit loan facility to be advanced to Borrower by the Bank pursuant to Section 2 of this Agreement.

        "REVOLVING CREDIT MATURITY DATE" shall mean October 1, 2000.

        "SUBORDINATED DEBT" shall mean indebtedness of Borrower to third parties which has been subordinated to the indebtedness pursuant to a subordination agreement in form and substance satisfactory to Bank.

        "SUBSIDIARY" shall mean any corporation (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding securities having ordinary voting power for the election of directors, as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by Borrower.

        "TANGIBLE EFFECTIVE NET WORTH" shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.

        "TANGIBLE NET WORTH" shall mean, with respect to any Person and as of any applicable date of determination, the excess of (a) the net book value of all assets of such Person (excluding Affiliate Receivables, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (b) all Debt of such Person at such time.

        "UCC" shall mean the California Uniform Commercial Code.

        1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be determined and construed in accordance with GAAP.

        1.3 Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

SECTION 2: REVOLVING CREDIT

        2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to make Advances of the Revolving Credit to Borrower at any time and from time to time from the effective date hereof until (but not including) the Revolving Credit Maturity Date. The aggregate principal amount of Advances shall not exceed (a) $3,750,000.00 or the Borrowing Base, whichever is less. Subject to the terms and conditions of this Agreement, amounts hereunder may be repaid and reborrowed at any time prior to the Revolving

Credit Maturity Date. Borrower may prepay all or part of the outstanding Advances without premium or penalty. If at anytime the outstanding Advances exceed the lesser of $3,750,000.00 or the Borrowing Base, Borrower shall immediately pay Bank, in cash, the amount of such excess.

        2.2 Accrual and Payment of Interest and Maturity. The Revolving Credit, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date. Each Advance shall, from and after the date of such Advance, bear interest at a per annum rate equal to the Base Rate. Interest on the unpaid balance of all Advances outstanding under the Revolving Credit from time to time shall be payable on August 1, 1999, and continuing on a like day of each successive calendar month thereafter, until the Revolving Credit Maturity Date, when all unpaid principal, interest and other amounts owing under the Revolving Credit shall be due and payable.

        2.3 Requests for Advances. Borrower may request an Advance under the Revolving Credit only after delivery to Bank of a Request for Advance executed by an authorized officer of Borrower, subject to the following:

                (a) Each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "B" (or such other form as acceptable to Bank), including, without limitation, the proposed amount and date of such Advance, which date must be a Business Day;

                (b) Each such Request for Advance shall be delivered to Bank by 3:00 p.m. California time on the proposed date of Advance; and,

                (c) A Request for Advance, once delivered to Bank, shall not be revocable by Borrower.

                (d) Bank may make Advances under the Revolving Credit upon the telephonic or facsimile request of Borrower, which Borrower shall confirm in writing by delivering to Bank, on or before 11:00 a.m. on the next Business Day following such Advance with a duly executed Request for Advance and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of reliance on such telephonic or facsimile request.

        2.4 Disbursement of Advances. Subject to the terms and conditions of this Agreement, Bank shall make available to Borrower the amount of the Advance so requested on the date of such Advance by credit to an account of Borrower maintained with Bank or to such other account or third party as Borrower may reasonably direct.

        2.5 Facility Fee. On the date hereof, a facility fee in the amount of Twenty-two thousand two-hundred fifty Dollars ($22,250.00), shall be due, earned and nonrefundable upon execution of the Loan Documents.

        2.6 Warrant. On the date hereof, an executed Warrant To Purchase Stock, dated July 8, 1999, shall be furnished to the Bank concurrent with execution of the Loan documents.

SECTION 3: PAYMENTS, RECOVERIES AND COLLECTIONS

        3.1 Interest Computations. In the event the Base Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Base Rate is changed, by an amount equal to such change in the Base Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

        3.2 Bank's Books and Records. The amount and date of each Loan hereunder, the amount from time to time outstanding, the applicable interest rate in respect of each Loan, and the amount and date of any repayment hereunder, shall be noted on Bank's books and records, which shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to pay to Bank all amounts owing to Bank under or pursuant to this Agreement and each of the other Loan Documents, in each case, when due in accordance with the terms hereof or thereof.

        3.3 Payments on Non-Business Day. In the event that any payment of any principal, interest, fees or any other amounts payable by Borrower under or pursuant to this Agreement, or under any other Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the applicable rate(s) for and during any such extension.

        3.4 Payment Procedures. All sums payable by Borrower to Bank under or pursuant to this Agreement, or any other Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Bank at the office of Bank identified on the signature page of this Agreement, or at such other office of Bank as Bank may designate in writing to Borrower from time to time, in immediately available United States funds, and without setoff, deduction or counterclaim. Bank may, in its discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of Borrower maintained with Bank for all or any part of any Indebtedness then due and payable; provided, however, that such authorization shall not affect Borrower's obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by Borrower with Bank are insufficient to pay any amounts then due.

        3.5 Default Rate. Notwithstanding anything to the contrary set forth herein, in the event that and so long as any Event of Default shall have occurred and be continuing or exist, all Indebtedness outstanding shall bear interest at a rate equal to the then applicable interest rate plus three percent (3%), which interest, in any case, shall be payable upon demand.

        3.6 Receipt of Payments by Bank. Any payment by Borrower of any of the Indebtedness made by mail will be deemed tendered and received by Bank only upon actual receipt thereof by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Bank on or before the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default hereunder, and at any time thereafter, and until the entire amount then due has been paid in full, Bank shall be entitled to exercise any and all rights and remedies conferred upon and otherwise available to Bank hereunder or any of the other Loan Documents upon the occurrence and during the continuance of any such Event of Default. Prior to the occurrence of any Event of Default hereunder, Borrower shall have the right to direct the application of any and all payments made to Bank by Borrower hereunder to the respective Indebtedness. Borrower waives the right to direct the application of any and all payments received by Bank from and on behalf of Borrower at any time or times after the occurrence and during the continuance of any Event of Default hereunder. Borrower further agrees that after the occurrence and during the continuance of any Event of Default hereunder, or prior to the occurrence of any Event of Default hereunder if Borrower has failed to direct such application, Bank shall have the continuing exclusive right to apply and to reapply any and all payments received by Bank at any time or times hereafter, whether as voluntary payments, proceeds from any Collateral, offsets, or otherwise, against the Indebtedness in such order and in such manner as Bank may, in its sole discretion, deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower hereby expressly agrees that, to the extent that Bank receives any payment or benefit of or otherwise upon any of the Indebtedness, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law, or equitable cause, then to the extent of such payment or benefit, the Indebtedness, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made by Borrower or received by Bank, and, further, any such repayment by Bank shall be added to and be deemed to be additional Indebtedness.

SECTION 4: CREATION OF SECURITY INTEREST

        4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Indebtedness and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case, to the extent that a security interest in such Collateral can be perfected by the filing of a financing statement or, in the case of Collateral consisting of instruments, documents, chattel paper or certificated securities, to the extent that Bank takes possession of such Collateral. Borrower acknowledges that Bank may place a "hold" on any deposit account pledged as Collateral to secure the Indebtedness. Bank agrees to execute and deliver to Borrower from time to time such subordination agreements as Borrower may request and as are necessary to give to other lenders which finance equipment for Borrower a first priority security interest in the equipment financed so long as the Liens and the Indebtedness incurred with respect to such equipment financing are permitted under this Agreement. Notwithstanding the foregoing, the security interest granted herein shall not extend to and the term "Collateral" shall not include any property, rights or licenses to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property, rights or licenses (but only to the extent such prohibition is enforceable under applicable law, including without limitation Section 9318 of the Code); provided that immediately and automatically upon the ineffectiveness, lapse or termination of any such prohibition or restriction, the Collateral shall include such property, rights or licenses, and Borrower shall be deemed to have granted a security interest in all such rights and interests as if such prohibition or restriction had never been in effect. Notwithstanding termination of this Agreement, Bank's Lien on the Collateral shall remain in effect for so long as any Indebtedness is outstanding.

        4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

        4.3 Rights to Inspect. Bank (through any of its officers, employers, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral. Notwithstanding any provision of this Agreement to the contrary, except upon the occurrence and during the continuation of an Event of Default, Borrower shall not be required to disclose, permit the inspection, examination, copying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to Bank, or their designated representative, is then prohibited by (a) law, or (b) an agreement binding on the Borrower that was not entered into by the Borrower for the primary purpose of concealing information from the Bank.

SECTION 5: CONDITIONS PRECEDENT

        5.1 The obligation of the Bank to make the initial Loan under or pursuant to this Agreement, Bank shall have received the following, all in form and substance satisfactory to Bank:

                (a) The Loan Documents;

                (b) Evidence of the authorization of the Loan Documents and incumbency of Borrower's officers; and,

                (c) Such additional documents or certificates as may be required by Bank and/or required under the terms of any and every Collateral Document.

        5.2 Conditions Precedent to Disbursement of All Loans. The obligation of Bank to make any Loan under this Agreement, including the initial Loan hereunder, shall be further subject to the satisfaction of each of the following conditions precedent on or before any disbursement under such Loan:

                (a) Representations and Warranties. Each of the representations and warranties of Borrower, and any other Person who is a party to any of the Loan Documents, under this Agreement and any of the other Loan Documents shall be true and correct in all material respects.

                (b) No Default or Material Adverse Change. No Default or Event of Default shall have occurred and be continuing; there shall have been no material adverse change in the condition (financial or otherwise), properties, business, or operations of Borrower, any of its Subsidiaries, or any guarantor since the date of the most recent financial statements delivered to Bank in accordance with the terms of this Agreement; and no provision of law, any order of any court or other agency of government, or any regulation, rule or interpretation thereof, shall reasonably be expected to have had any Material Adverse Effect on the validity or enforceability of this Agreement, or any other Loan or Collateral Documents.

SECTION 6: REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

        6.1 Authority. Borrower is a corporation duly organized and existing in good standing under the laws of the State of California and is duly qualified and authorized to do business as a corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, except for jurisdictions as to which any failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

        6.2 Due Authorization: Noncontravention. Execution, delivery and performance by Borrower of this Agreement, each of the Loan Documents, and any and all other documents and instruments required under this Agreement and/or to which it is a party or is otherwise bound are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action, and are not in contravention of law or the terms of Borrower's Articles of Incorporation, Bylaws, or other constitutional documents or any agreement to which Borrower is party or by which it is bound.

        6.3 Title to Property. Borrower has good and valid title to all property and assets purported to be owned by it, including those assets identified on the financial statements most recently delivered by Borrower to and accepted by Bank, free and clear of all security interests, liens, mortgages, or other encumbrances.

        6.4 Name: Location of Chief Executive Office. Borrower has not done business and will not, without at least thirty (30) days prior written notice to Bank, do business under any name other than that specified on the signature page hereof. Borrower's chief executive office is located at 42501 Albrae Street, Fremont, California 94538 and Borrower covenants and agrees that it will not, during the term of this Agreement, without prior written notification to Bank, relocate said chief executive office.

        6.5 Solvency. the fair saleable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities: the Borrower is not left with unreasonably small capital after the transaction contemplated by this Agreement: Borrower is now and shall be at all times solvent and able to pay its debts (including trade debts) as they mature.

        6.6 No Material Adverse Change in Financial Statement. All consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank on or about the date of this Agreement.

        6.7 Subsidiaries. There are no directly or indirectly owned Subsidiaries of Borrower, except as set forth in Schedule 2 attached hereto, which Schedule sets forth the percentage of ownership of Borrower in each such Subsidiary as of the date of this Agreement.

        6.8 Taxes. Borrower and each of its Subsidiaries have each filed, on or before their respective due dates, all material federal, state, local and foreign tax returns which are required to be filed, or have obtained extensions for filing such tax returns, and is not delinquent in filing such returns in accordance with such extensions, and have paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings.

        6.9 No Defaults. There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any Debt of Borrower or any of its Subsidiaries, or connected with any of the Permitted Liens, or with respect to any other agreement, a default under which could reasonably be expected to have a Material Adverse Effect.

        6.10 Actions, Suits, Litigation or Proceedings. There are no actions, suits, litigation or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau, or other administrative agency, pending, or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries, or any properties or rights of Borrower or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is under investigation by, or is operating under any restrictions imposed by, any regulatory body or authority.

        6.11 Compliance with Laws. Borrower and its Subsidiaries have each complied with all applicable laws, including, without limitation, Environmental Laws, to the extent that failure to so comply could have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries maintains or contributes to any employee benefit plan subject to Title IV of ERISA. Furthermore, neither Borrower nor any of its Subsidiaries has incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any employee benefit plan established or maintained by Borrower or any of its Subsidiaries, and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans. Neither Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is Borrower or any of its Subsidiaries "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or made available by Borrower or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock.

        6.12 Consents, Approvals and Filings, Etc. Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, environmental agency or regulatory authority or other governmental body or any securities exchange, and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by Borrower of this Agreement, or any of the other Loan Documents. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise.

        6.13 Environmental Representations. (a) Neither Borrower nor any of its Subsidiaries has received any notice of any violation of any Environmental Law(s); and neither Borrower nor any of its Subsidiaries is a party to any litigation or administrative proceeding, nor, so far as is known by Borrower, is any litigation or administrative proceeding threatened against Borrower or any of its Subsidiaries which, in any case, (i) asserts or alleges that Borrower or any of its Subsidiaries violated any Environmental Law(s), (ii) asserts or alleges that Borrower or any of its Subsidiaries is required to clean up, remove, or take any other remedial or response action due to the disposal, depositing, discharge, leaking or other release of any hazardous materials, or
(iii) asserts or alleges that Borrower or any of its Subsidiaries is required to pay all or a portion of any past, present or future clean-up, removal or other remedial or response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous materials by Borrower or any of its Subsidiaries, and which, either singularly or in the aggregate, could have a Material Adverse Effect upon the business, operations, conditions (financial or otherwise), performance or properties of Borrower or any of its Subsidiaries.

                6.13.1 To the best of Borrower's knowledge, there are no conditions existing currently which could subject Borrower or any of its Subsidiaries to damages, penalties, injunctive relief or clean-up costs under any applicable Environmental Law(s), or which require, or are likely to require, clean-up, removal, remedial action or other response pursuant to any applicable Environmental Law(s) by Borrower or any of its Subsidiaries, and which, in any case, either singularly or in aggregate, could have a Material Adverse Effect upon the business, operations, conditions (financial or otherwise), performance or properties of Borrower or any of its Subsidiaries.

                6.13.2 Neither Borrower nor any of its Subsidiaries is subject to any judgment, decree, order or citation related to or arising out of any applicable Environmental Law(s), which, either singularly or in the aggregate, could have a Material Adverse Effect upon the business, operations, conditions (financial or otherwise), performance or properties of Borrower or any of its Subsidiaries; and, to the best of Borrower's knowledge, neither Borrower nor any of its Subsidiaries has been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any applicable Environmental Law(s).

                6.13.3 Borrower and each of its Subsidiaries have all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to so obtain or maintain any such permits, licenses or approvals could have a Material Adverse Effect upon the business, operations, conditions (financial or otherwise), performance or properties of Borrower or any of its Subsidiaries.

        6.14 Warranties, Representations and Agreements. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each Advance and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.

        6.15 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

        6.16 Accuracy of Information. The Financial Statements of Borrower and its Subsidiaries, previously furnished to Bank, have been prepared in accordance with GAAP, are complete and correct in all material respects, and fairly present the financial condition of Borrower and the consolidated financial condition of Borrower and its Subsidiaries, and the results of their respective operations as of the dates and for the periods covered thereby; and since the date(s) of said financial statements, there has been no material adverse change in the financial condition of Borrower or any of its Subsidiaries. Neither Borrower nor any of its Subsidiaries has any material contingent obligations, liabilities for taxes, long-term leases, or long-term commitments not disclosed by, or reserved against in, such financial statements. Borrower and each of its Subsidiaries is solvent, able to pay its respective debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceed its liabilities, and Borrower will not be rendered insolvent, under-capitalized or unable to pay debts generally as they become due by the execution or performance of this Agreement, or any of the other Loan Documents to which it is a party or by which it is otherwise bound.

SECTION 7: AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that, so long as Bank is committed to make any Loan(s) under this Agreement, and thereafter, so long as any Indebtedness remains outstanding under this Agreement, it will, and, as applicable, it will cause its Subsidiaries to:

        7.1 Preservation of Existence, Etc. Preserve and maintain its existence and such of its rights, licenses, and privileges as are material to the business and operations conducted by it; qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition.

        7.2 Keeping of Books. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with GAAP; and permit Bank, or its representatives, at reasonable times and intervals, at Borrower's cost and expense, to visit all of Borrower's and each of its Subsidiary's offices, discuss their respective financial matters with their officers, employees, directors and independent certified public accountants.

        7.3 Reporting Requirements. Furnish to Bank, or cause to be furnished to Bank, the following:

                (a) As soon as possible, and in any event within three (3) calendar days after becoming aware of the occurrence or existence of each Default or Event of Default hereunder or any material adverse change in the financial condition of Borrower, any of its Subsidiaries or any Guarantor, a written statement of the chief financial officers of Borrower (or in his or her absence, a responsible senior officer of Borrower), setting forth details of such Default, Event of Default or change, and the action which Borrower has taken, or has caused to be taken, or proposes to take, or to cause to be taken, with respect thereto;

                (b) As soon as available, and in any event within ninety (90) days after and as of the end of each fiscal year of Borrower, a balance sheet and statement of profit and loss and surplus reconciliation and a statement of cash flows of Borrower, for and as of such fiscal year then ending, in each case, prepared on a reviewed basis by independent certified public accountants satisfactory to Bank, and certified by the chief financial officer of Borrower as to consistency with prior financial reports and accounting periods, accuracy, and fairness of presentation;

                (c) As soon as available, and in any event within thirty (30) days after and as of the end of each calendar month, including the last calendar month of each of Borrower's fiscal years, a balance sheet and statement of profit and loss and surplus reconciliation and a statement of cash flows of Borrower for and as of the month then ending and for and as of that portion of the fiscal year of Borrower then ending, in each case, certified by the chief financial officer of Borrower as to consistency with prior financial reports and accounting periods, accuracy, and fairness of presentation;

                (d) As soon as available, and in any event within twenty (20) days after and as of the end of each calendar month, agings and reports of Borrower's accounts receivable and accounts payable, in each case, in form and detail satisfactory to Bank.

                (e) Simultaneously with the financial statements to be delivered to Bank pursuant to Sections 7.3(b) and (c) above, a Compliance Certificate in substantially the form of attached Exhibit C, dated as of the end of such month or year, as the case may be; and,

                (f) Promptly, and in form and detail to be satisfactory to the Bank, such other information as Bank may reasonably request from time to time.

        7.4 Financial Covenants. Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis:

* Tangible Net Worth. Maintain a Tangible Net Worth, as of the last day of each calendar month, of not less than $2,500,000.00 which shall increase by 75% of new equity and by 75% of any net profit on a quarterly basis.

* Quick Ratio. Maintain a Quick Ratio, as of the last day of each calendar month, of not less than the following during each of the respective periods:

                      Period                                         Amount
---------------------------------------------------------           --------
From the date of this Agreement through November 30, 1999            1.00:1

At all times from and after December 31, 1999                        1.50:1

* Profitability Borrower shall have a maximum net loss of Five-Hundred Thousand Dollars ($500,000.00) for the quarter ending December 31, 1999. Thereafter Borrower to be profitable on a quarterly basis allowing one loss quarter per fiscal year not to exceed Three-Hundred Thousand Dollars ($300,000.00).

* New Equity. Borrower shall raise new equity in a minimum amount of $5,000,000.00 by November 30, 1999.

        7.5 Inspections. Permit Bank, through its authorized attorneys, accountants and representatives, at Borrower's cost and expense, to examine Borrower's and each of its Subsidiary's, books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours, upon reasonable oral or written request of Bank.

        7.6 Indemnification. Indemnify and save Bank harmless from any and all losses, costs, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees, incurred by Bank in connection with any of the Loan Documents or any transactions contemplated thereby or the Collateral and any failure by Borrower or any Subsidiary to comply with any laws, including any Environmental Laws.

        7.7 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and/or performance by Borrower and its Subsidiaries of this Agreement, the Loan Documents, or any other documents or instruments to be executed and/or delivered by Borrowers, or any of its Subsidiaries, in connection therewith or herewith and the transactions consummated or to be consummated hereunder or thereunder.

        7.8 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including, without limitation, loss of rent and/or business interruption insurance and boiler and machinery insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property subject to Collateral Documents or property in which the Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrower (or other Person providing Collateral pursuant hereto) and Bank, with mortgagee's clauses in favor of and satisfactory to Bank for all such policies, and such policies shall also provide that they may not be canceled or changed without thirty (30) days' prior written notice to Bank. Upon the request of Bank, all of said policies, or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Bank.

        7.9 Environmental Covenants. (a) Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect upon the business, operations, condition (financial or otherwise) performance or properties of Borrower, of any of its Subsidiaries, or could have a Material Adverse Effect upon Borrower's, or any of its Subsidiaries', ability to perform their respective obligations under this Agreement or any of the other Loan Documents, or could materially adversely affect the enforceability of this Agreement or any of the other Loan Documents.

                7.9.1 Promptly notify Bank, in writing, as soon as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by either Borrower, or any of its Subsidiaries, or of any circumstance or condition which requires or may require, a financial contribution by Borrower, or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of Borrower, or any of its Subsidiaries, under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower, or any of its Subsidiaries, or any violation or alleged violation of Environmental Law(s).

        7.10 Year 2000 Compliant. Perform a comprehensive review and assessment of all of Borrower's and any of its Subsidiaries' systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems to ensure, to the extent reasonably commercially practicable, that (i) Borrower and any of its Subsidiaries' become Year 2000 Compliant in a timely manner. As used in this Section, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's and any of its Subsidiaries' compliance with the terms of this Section as Bank may from time to time require.

        7.11 Principal Depository. Borrower shall maintain its principal bank accounts with Bank as of the effective date of this Agreement or within a reasonable time, not to exceed two (2) months, thereafter.

        7.12 Inventory; Location. Borrower shall keep the Inventory only at the following locations: 42501 Albrae Street - Fremont, CA 94538 and 405 International Parkway - Richardson, TX 75082 and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

        7.13 Inventory: Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than one-hundred thousand Dollars ($100,000.00).

SECTION 8: NEGATIVE COVENANTS

        Borrower covenants and agrees that, so long as Bank is committed to make any Loan under this Agreement, and thereafter, so long as any Indebtedness remains outstanding under this Agreement or any Note, it will not, and it will not allow its Subsidiaries to, without the prior written consent of Bank:

        8.1 Capital Structure, Business Objects or Purpose. Purchase, acquire or redeem any of its capital stock, or enter into any reorganization or recapitalization or reclassify its capital stock, or make any material change in its capital structure or general business objects or purpose.

        8.2 Mergers or Dispositions. Enter into any merger or consolidation, whether or not the surviving corporation thereunder, or sell, lease, transfer, relocate or dispose of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions), other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) Transfers of worn-out or obsolete Equipment or Equipment financed by other vendors; (iv) Transfers which constituted liquidation of Investments permitted under Section 8.8; and (v) other Transfers not otherwise permitted by this Section 7.1 not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

        8.3 Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations or Debt of others (whether directly or indirectly), except:

                (a) Guaranties in favor of and satisfactory to Bank; and

                (b) Endorsements for deposit or collection in the ordinary course of business.

        8.4 Indebtedness. Become or remain obligated for any Debt, except:

                (a) Indebtedness and other Debt from time to time outstanding and owing to Bank.

                (b) Current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business;

                (c) Purchase money indebtedness incurred for the purpose of purchasing or acquiring fixed assets, so long as the amount of such purchase money indebtedness incurred by Borrower and its Subsidiaries does not exceed three-million Dollars ($3,000,000.00), in aggregate, for any fiscal year of Borrower;

                (d) Debt and capital leases outstanding as of the date hereof more particularly described in Schedule 1 attached hereto; and

                (e) any other Permitted Indebtedness (without duplication of clauses (a)-(d), above, and subject in any case to the $3,000,000 cap on capital expenditures).

        8.5 Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge upon, or create, suffer or permit to exist any lien, security interest in, or encumbrance upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens.

        8.6 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition; provided that this
Section 8.6 shall not apply to (i) the purchase of inventory, equipment, or intellectual property rights in any transaction valued at less than $100,000 in the ordinary course of business or (ii) transactions among Subsidiaries or among Borrower and its Subsidiaries in which Borrower is the surviving entity.

        8.7 Dividends. Declare or pay dividends on, or make any other distribution (whether by reduction of capital or otherwise) in respect of any shares of its capital stock, except (a) dividends payable by a Subsidiary to Borrower; (b) dividends payable solely in stock; (c) conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefore, and (d) redemption, repurchase or acquisition of any shares of its capital stock payable upon an employee's termination pursuant to its employee stock option, repurchase, or similar plan: provided, however, that after giving effect to such redemption, repurchase or acquisition, Borrower shall be in full compliance with the terms of this Agreement.

        8.8 Investments. Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

                (a) Borrower's current ownership interests in those Subsidiaries of Borrower identified on Schedule 2 attached hereto:

                (b) Any investment in direct obligations of the United States of America or any agency thereof, or in certificates of deposit issued by Bank, maintained consistent with Borrower's or such Subsidiary's business practices prior to the date hereof; provided, that no such investment shall mature more than ninety (90) days after the date when made or the issuance thereof; and

                (c) Any other Permitted Investment

        8.9 Transactions with Affiliates. Enter into any transaction with any of their stockholders, officers, employees, partners or any of their Affiliates, except, subject to the terms hereof, transactions in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm's length.

        8.10 Prepayment of Indebtedness. Prepay any Debt (or take any actions which impose an obligation to prepay), except, subject to the terms hereof or thereof, Indebtedness or other Debt payable to Bank.

        8.11 Pension Plans. Except in compliance with this Agreement, enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.

        8.12 Subordinate Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

        8.13 No Further Negative Pledges. Enter into or become subject to any agreement (other than this Agreement or the Loan Documents) (a) prohibiting the guaranteeing by Borrower or any of its Subsidiaries of any obligations, (b) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or (c) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

        8.14 Accounts Receivable. Sell or assign any Account, account receivable, note or trade acceptance, except to the Bank.

        8.15 Capital Expenditures. Make Capital Expenditures during Borrower's fiscal year ending on or about June 30, 2000, in excess of three-million Dollars ($3,000,000.00) in aggregate, or in excess of three-million Dollars ($3,000,000.00) in aggregate, on a non-cumulative basis, in any fiscal year of Borrower thereafter.

        8.16 Inventory. That Inventory is not now and shall not at any time or times hereafter be located or stored with a bailee, warehouseman, or other third party without Bank's prior written consent, and, in such event, Borrower will concurrently therewith cause any such bailee, warehouseman, or other third party to issue and deliver to Bank, in a form acceptable to Bank, warehouse receipts in Bank's name evidencing the storage of Inventory or other evidence of Bank's prior rights in the Inventory. In any event, Borrower shall instruct any third party to hold all such Inventory for Bank's account subject to Bank's security interests and its instructions.

SECTION 9: EVENTS OF DEFAULTS

        9.1 Events of Default. The occurrence or existence of any of the following conditions or events shall constitute an "Event of Default" hereunder:

                (a) Upon non-payment of any principal, interest or other sums due to Bank under this Agreement or any other agreement or if any guarantor shall fail to pay, when due, any indebtedness, obligation or liability whatsoever of any such guarantor to Bank:

                (b) Any default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 6, 7 or 8 of this Agreement;

                (c) Default in the observance or performance of any of the other conditions, covenants or agreements of Borrower set forth in this Agreement (other than as provided in (a) or (b) above), and continuance thereof for a period of thirty (30) days;

                (d) Any representation or warranty made by Borrower, or by any other Person (other than Bank), herein or in any other Loan Document shall be untrue or incorrect in any material respect;

                (e) Any default or event of default, as the case may be, in the observance or performance of any of the conditions, covenants or agreements of Borrower or any other Person (excluding Bank) set forth in any of the Collateral Documents, or in any of the other Loan Documents, and continuation thereof beyond any applicable period of grace or cure provided with respect thereto;

                (f) Any default by Borrower, any guarantor, or any of their respective Subsidiaries, in the payment of any Debt (other than Debt owing to Bank), or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto or any other agreement, the failure to perform under which could reasonably be expected to have a Material Adverse Effect and, in each such case, continuation thereof beyond any applicable grace or cure period;

                (g) The rendering of one or more judgments or decrees for the payment of money in excess of the sum of two-hundred-fifty thousand Dollars ($250,000.00), in the aggregate, against Borrower, any guarantor, or any of their respective Subsidiaries, and such judgment(s) or decree(s) shall remain unvacated, unbonded or unstayed, by appeal or otherwise, for a period of thirty (30) consecutive days after the date of entry;

                (h) If there shall be any change in the management, ownership or control of Borrower, whether by reason of incapacity, death, resignation, termination or otherwise, which, in Bank's sole judgment, shall have a Material Adverse Effect upon the future prospects for the successful operation by Borrower, of its businesses as conducted before such change, or its ability to pay and perform its liabilities and obligations under this Agreement, the Indebtedness, or the Loan Documents;

                (i) The failure by Borrower, any guarantor, or any of their respective Subsidiaries, to meet the minimum funding requirements under ERISA with respect to any Pension Plan established or maintained by it; the occurrence of any "reportable event", as defined in ERISA, which could constitute grounds for termination by the PBGC of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan, and such reportable event is not corrected and such determination is not revoked within thirty
        (30) days after notice thereof has been given to the plan administrator or Borrower, any such Guarantor, or the respective Subsidiary(ies), as the case may be; or the institution of any proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan;

                (j) If Borrower, any guarantor, or any of their respective Subsidiaries, becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for Borrower, any guarantor, or any such Subsidiary, or a substantial part of their respective property, or makes a general assignment for the benefit of creditors; or files a voluntary petition in bankruptcy or in the absence of such filing application, consent or acquiescence, a trustee, receiver, liquidator, conservator or other custodian is appointed for Borrower, any guarantor, or any of their respective Subsidiaries, or for a substantial part of their respective property, and the same is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Borrower, any guarantor, or any of their respective Subsidiaries, and, if instituted against Borrower, such guarantor, or any such Subsidiary, the same is consented to or acquiesced in by Borrower, any guarantor, or any such Subsidiary, as the case may be, or otherwise remains undismissed for thirty (30) days; or any warrant of attachment is issued against any substantial part of the property of Borrower, any guarantor or any of their respective Subsidiaries, which is not released within thirty (30) days of service thereof;

                (k) If any Collateral Document shall be terminated, revoked, or otherwise rendered void or unenforceable, in any case, without Bank's prior written consent;

                (l) If any circumstance occurs that has a Material Adverse Effect, or if there is a material impairment of the value or priority of Bank's security interests in the Collateral;

                (m) If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten
        (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no credit extensions will be required to be made during such cure period); or,

        (n) If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank.

SECTION 10: BANK'S RIGHTS AND REMEDIES

        10.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                (a) Declare all Indebtedness, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 9.1(j), all Indebtedness shall become immediately due and payable without any action by Bank);

                (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                (c) Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank's rights and security interests in the Collateral, and the Indebtedness of Borrower to Bank;

                (d) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

                (e) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's premises. Borrower hereby grants Bank a license to enter such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                (g) Without notice to Borrower set off and apply to the Indebtedness any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

                (i) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply the proceeds thereof to the Indebtedness in whatever manner or order Bank deems appropriate;

                (j) Bank may credit bid and purchase at any public sale, or at any private sale as permitted by law;

                (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower;

                (l) Without limiting Bank's rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreement shall inure to Bank's benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;

                (m) Borrower shall pay all Bank Expenses incurred in connection with Bank's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank.

        10.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify Account Debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (e) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Bank determines to be reasonable; (f) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (g) to transfer any intellectual property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code, provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in
Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Indebtedness has been fully repaid and performed and Bank's obligation to provide Advances hereunder is terminated.

        10.3 Accounts Collection. At any time from the date of this Agreement, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and, if requested or required by Bank, immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

        10.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 7.8 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

        10.5 Bank's Liability for Collateral. So long as Bank complies with its obligations under Section 9207 of the Code. Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral, (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

        10.6 Waiver of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement or the Indebtedness.

        10.7 Waiver of Defaults. No Default or Event of Default shall be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver and shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Bank's rights. No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of Bank in enforcing any of Bank's rights or remedies hereunder or any of the other Loan Documents shall constitute a waiver of any of its rights or remedies. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

        10.8 Receiver. Bank, in any action or suit to foreclose upon any of the Collateral, shall be entitled, without notice or consent, and completely without regard to the adequacy of any security for the Indebtedness, to the appointment of a receiver of the business and premises in question, and of the rents and profits derived therefrom. This appointment shall be in addition to any other rights, relief or remedies afforded Bank. Such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or complete foreclosure on Collateral contemplated by this Agreement for the benefit of Bank, pursuant to provisions of applicable law.

        10.9 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not expressly set forth herein as provided under the UCC, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

        10.10 Demand: Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

SECTION II: MISCELLANEOUS

        11.1 Loans to Borrower. Bank and Borrower agree that any loans which Bank in its sole discretion has made or may now or hereafter make to Borrower shall be subject to the terms and conditions of this Agreement unless otherwise agreed in writing by Bank and Borrower.

        11.2 Accounting Principles. Except to the extent expressly stated to the contrary herein, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for purposes of this Agreement, it shall be done in accordance with GAAP, and all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

        11.3 Audits of Collateral: Fees. Bank shall have the right from time to time to audit Borrower's Accounts, Inventory, or other Collateral, provided that such audits will be conducted upon reasonable notice. Borrower agrees to reimburse Bank, on demand, for customary and reasonable fees and costs incurred by Bank for such audits, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by its agents.

        11.4 Taxes and Fees. Should any tax (other than a tax based upon the net income of Bank) or recording or filing fee become payable in respect of this Agreement or any of the Loan Documents, any of the Collateral, or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay such taxes (or reimburse Bank therefor), together with any interest or penalties thereon, and agree to hold Bank harmless with respect thereto.

        11.5 Governing Law. This Agreement, each of the Notes, and each of the other Loan and Collateral Documents, shall be deemed to have been delivered in the State of California, and shall be governed by and construed and enforced in accordance with the laws of the State of California, except to the extent that the Uniform Commercial Code, other personal property law or real property law of another jurisdiction where Collateral is located is applicable, and except to the extent expressed to the contrary in any of the Loan Documents. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        11.6 Costs and Expenses. Borrower shall pay Bank, on demand, all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses, incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against Borrower or any Collateral, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of this Agreement, the Loan Documents, or the Indebtedness. Following Bank's demand upon Borrower for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the Base Rate.

        11.7 Notices. All notices and other communications provided for herein or in any document contemplated hereby, given hereunder or required by law to be given, shall be in writing (unless expressly provided to the contrary). If personally delivered, such notices shall be effective when delivered, and in the case of mailing, such notices shall be effective two (2) Business Days after sending by first class mail, postage prepaid, in each case addressed to the parties as set forth on the signature page of this Agreement, or to such other address as a party shall have designated to the other in writing in accordance with this Section. The giving of at least five (5) days' notice before Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes; provided, that this shall not be deemed to require Bank to give such five (5) days' notice, or any notice, if not specifically required to do so in this Agreement.

        11.8 Further Action. Borrower, from time to time, upon written request of Bank, will promptly make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and promptly take all such further action as may be required to carry out the intent and purpose of this Agreement, and to provide for the Loans under and payment of the Notes, according to the intent and purpose herein and therein expressed.

        11.9 Successors and Assigns: Participation. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by Borrower, of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited. Bank, however, may freely assign, whether by assignment, participation or otherwise, its rights and obligations hereunder, and is hereby authorized to disclose to any such assignee or participant any financial or other information in its knowledge or possession regarding Borrower, its Subsidiaries and Affiliates, or the Indebtedness.

        11.10 Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder or under any of the Loan Documents shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege available to

Bank. The rights and remedies of Bank hereunder are cumulative and are not exclusive of any rights or remedies of Bank.

        11.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by Borrower, therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance(s) and for the specific time(s) and purpose(s) for which given.

        11.12 Severability. In case any one or more of the obligations of Borrower under this Agreement, any Note, or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Borrower shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Borrower under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

        11.13 Headings and Construction of Terms. The headings of the various sub-Sections hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof. Where the context herein requires, the singular number shall include the plural, and any gender shall include any other gender.

        11.14 Independence of Covenants. Each covenant hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of any Default or Event of Default.

        11.15 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Borrower made herein or in any of the Loan Documents, or in any certificate, report, financial statement or other document furnished by or on behalf of Borrower in connection with this Agreement or any of the Loan Documents, shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank's behalf, and those covenants and agreements of Borrower set forth in this Agreement (together with any other indemnities of Borrower contained elsewhere in this Agreement or in any of the Loan Documents) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.

        11.16 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Bank and Borrower, and shall remain effective until the Indebtedness under this Agreement and each of the Notes shall have been repaid and discharged in full and no commitment to extend any credit hereunder (whether optional or obligatory) remains outstanding.

        11.17 Complete Agreement: Conflicts. This Agreement, the Notes, the other Loan Documents, any agreements, certificates, or other documents given in connection with the Indebtedness under this Agreement, and any commitment letter previously issued by Bank with respect thereto (provided that in the event of any inconsistency or conflict between this Agreement and the other Loan Documents, on one hand, and such commitment letter, on the other hand, this Agreement and the Loan Documents shall control), contain the entire agreement of the parties thereto and supersedes all prior agreements and understandings related to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event that and to the extent that any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control.

        11.18 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower; (b) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower; (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order; (d) as may be required in connection with the examination, audit or similar investigation of Bank, and, (e) as Bank may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or,
(ii) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

        11.19 WAIVER OF JURY TRIAL. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

        11.20 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

        WITNESS the due execution hereof as of the day and year first above written.

BANK:                                      BORROWER
COMERICA BANK-CALIFORNIA

By: /s/ ELIZABETH WILKERSON                By: /s/ WALTER ALESSANDRINI
   --------------------------------           ---------------------------------
Its: CORP. BANKING OFFICER                 Its: CEO

Address:     55 Almaden Boulevard          Address:     42501 Albrae
             San Jose, CA 95113                         Street Fremont, CA 94538

Attn.:       Elizabeth Wilkerson                     /s/ JESSY CHAO
Telefax No.: 408-556-5889                  ------------------------------------
                                                   DIRECTOR OF FINANCE

                                           Attn.:       Jessy Chao
                                           Telefax No.: 510-360-0689

                                    EXHIBIT A

        The Collateral shall consist of all right, title and interest of a Debtor in and to the following:

        (a) All goods and equipment now owned or hereafter acquired, including without limitation, all machinery, fixtures, vehicles, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

        (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily our of a Debtor's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Debtor's Books relating to any of the foregoing;

        (c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

        (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to a Debtor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Debtor and Debtor's Books relating to any of the foregoing;

        (e) All documents, cash, deposit accounts, securities, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Debtor's Books relating to the foregoing;

        (f) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protections of semiconductor ships, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

        (g) Any and all claims, rights and interest in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

        (h) Notwithstanding the foregoing, the term "Collateral" shall not include any property, rights or licenses to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property, rights or licenses (but only to the extent such prohibition is enforceable under applicable law, including without limitation
Section 9318 of the Code); provided that immediately and automatically upon the ineffectiveness, lapse or termination of any such prohibition or restriction, the Collateral shall include such property, rights and licenses, and Borrower shall be deemed to have granted a security interest in all such rights and interests as if such prohibition or restriction had never been in effect.

                                   SCHEDULE 1

Permitted Liens and Capital Leases
----------------------------------

CALIFORNIA
Debtor: Avanex Corporation - Fremont, CA

Instrument Number              Filing Date           Secured Party
-----------------              -----------           -------------
9817360855                     06/19/1998            Hewlett-Packard Company Finance & Remarketing Division
9835560266                     12/16/1998            Phoenix Warehouse II, Inc.
9835560292                     12/16/1998            Phoenix Warehouse II, Inc. [amendment 5/6/99]
9907160504                     03/04/1999            Hewlett-Packard Company Finance & Remarketing Division
9907160502                     03/04/1999            Hewlett-Packard Company Finance & Remarketing Division
9907860782                     03/11/1999            Phoenix Warehouse II, Inc.
9908160297                     03/11/1999            Phoenix Warehouse II, Inc.
9916960704                     06/14/1999            Phoenix Warehouse II, Inc.

Debtor: Avanex Corporation - Richardson, TX

Instrument Number              Filing Date           Secured Party
-----------------              -----------           -------------
9907860782                     03/11/1999            Phoenix Warehouse II, Inc.
9908160297                     03/11/1999            Phoenix Warehouse II, Inc.
9916960704                     06/14/1999            Phoenix Warehouse II, Inc.

Texas
Debtor: Avanex Corporation - Richardson, TX

Instrument Number              Filing Date           Secured Party
-----------------              -----------           -------------
9900043848                     03/04/1999            Hewlett Packard Company Finance & Remarketing Division
9900043849                     03/04/1999            Hewlett Packard Company Finance & Remarketing Division

                                   SCHEDULE 2
                              SUBSIDIARY COMPANIES

                       There are no subsidiary companies.